PRWT Contact: Sherri Kyle-Jones
Office: (215) 988.8954

Epitome Contact: Nancy Assuncao
Office: (610) 952-5426

PRWT SERVICES, INC. AND EPITOME SYSTEMS JOIN FORCES TO OFFER LABOR SAVING, DOMESTIC OUTSOURCING SOLUTIONS

Partnership brings down the economic barrier to bringing jobs back to America

Philadelphia, PA  (June 3, 2009) PRWT Services, Inc. and Epitome Systems today announced that they have formed a partnership designed to offer companies a cost-effective, domestic outsourcing model designed to boost productivity and improve service capabilities.   The partnership will combine Epitome’s Business Process Automation (BPA) technology and PRWT’s Business Process Solutions (BPS) service capabilities in order to provide US companies and public agencies with a solution to support their business process outsourcing (BPO) strategies.  In the process, the companies believe that this technology-driven partnership can create new jobs in the United States while serving as a delivery platform for bringing jobs back from offshore locations.

Epitome has developed an automation platform that can increase individual worker productivity and manage multiple, large workforces on a dynamic basis.  Historically, clients implementing the Epitome platform have realized 30-50% savings on worker productivity.  The Epitome software is used by leading companies in financial services, government, and insurance industries and for regulatory compliance and governance process automation across industries.

PRWT and Epitome intend to target their combined technology and enhanced BPS services to clients in government, financial services, life sciences, utilities and healthcare.

“Through technology enhanced BPO, together we can create a solution that answers the cry to “bring the work back home” with cost parity to offshore outsourcing solutions,” stated Michael Sanchez, chairman and CEO of Epitome Systems.  “With unprecedented public funds flowing to private industry as part of President Obama’s Stimulus package and the TARP program, and increasing unemployment in the United States, Epitome and PRWT can now provide a cost effective domestic outsourcing solution.”

“This partnership is consistent with our vision to grow PRWT’s BPS division by identifying a technology offering that will complement our core service capabilities and allow us to offer an end-to-end solution to our existing customer base as well as expand into new markets and services,” added Harold T. Epps, president and CEO of PRWT Services, Inc.

PRWT’s BPS division offers the delivery of customer care solutions and business processing centers for municipal services, transportation services and health/family/community services.  PRWT has operated its minority-owned domestic-based business since 1988 and has continually expanded its BPS operations to become a major supplier to state and municipal governments around the country.  The company has extensive experience in developing and managing low-cost labor operations in different parts of the country.  PRWT recently announced the appointment of Mark Schweiker, former Pennsylvania Governor, as president of the BPS division (effective July 2009).  His experience in implementing and leveraging technology solutions and increasing efficiencies will fuel the growth of the BPS division.

“We believe we can now offer our clients competitive costs compared to offshore outsourcing when you factor in the efficiency realized through the type of automation Epitome provides us,” said Mark Schweiker.  “For over 20 years, PRWT has operated in the United States providing services to state and local governments as well as commercial clients, so we have the infrastructure and wherewithal to help companies continue with their BPO strategy here at home.”

About PRWT Services Inc.
PRWT is a diversified enterprise of pharmaceutical manufacturing and distribution, facilities management and maintenance, and business process solutions services.  PRWT, a nationally recognized enterprise, is one of the largest minority-owned businesses headquartered in the Greater Philadelphia Region. PRWT has been ranked in the top 100 minority-owned service industry businesses in the United States by Black Enterprise magazine for the past nine years and has been named its Industrial/Services Company of the Year for 2009.  For more information, visit www.prwt.com.

About Epitome Systems
Epitome Systems is a provider of business process automation solutions utilizing its pioneering Enterprise Productivity ManagementSM (EPM) software technology which helps companies automate and streamline their internal and external processes and information. The company’s EPM software platform, now in its fourth generation, features a suite of modular components addressing business process management, content management, document management, collaboration, integration, and reporting and analytics.   Epitome’s EPM technology creates fast results and is available in both on-demand and on-premise models.  EPM’s unique architecture can be quickly and easily configured to support exact business productivity needs. For more information, visit www.epitomesystems.com.

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